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                                                                  EXHIBIT 21.1

                         DATALOGIX INTERNATIONAL INC.

                          SUBSIDIARIES OF REGISTRANT

1.  Datalogix Europe Inc., a New York corporation.

2.  Datalogix Development Corp., a New York corporation.

3.  DXL Datalogix (Canada) Inc., a Canada corporation.

4.  Datalogix Asia-Pacific Pte. Ltd., a Singapore corporation.